INFOCAST CORPORATION
                             1 Richmond Street West
                            Toronto, Ontario M5H 3W4


                                                          As of February 8, 1999


To:      [Optionee]


         We are pleased to inform you that as of February 8, 1999, the Board of Directors of Infocast Corporation (the "Company") granted you Stock Options (the "Option") pursuant to the Company's 1998 Stock Option Plan (the "Plan"), to purchase [ ] shares (the "Shares") of common stock, par value $.001 per share ("Common Stock"), of the Company, at a price of $1.00 per share. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

         No part of the Option is currently exercisable. The Option may be exercised with respect to all of the Shares at any time or from time to time on or after August 8, 1999. In the event of a change in control of the Company, all Options granted hereby immediately become fully vested and exercisable. A "change in control" is defined as (i) approval by the stockholders of the Company of any consolidation or merger of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own 50 percent or more of the voting shares of the continuing or surviving corporation or of a sale or other transfer of all or substantially all the assets of the Company or (ii) a change of 50 percent in the membership of the Board of Directors of the Company within a 12-month period, unless the election of such new directors was approved by the vote of 85 percent of the directors then in office who were in office at the beginning of such period.

         The Option, to the extent not previously exercised, will expire at 5:00 p.m., Eastern Time, on February 7, 2002. You must purchase a minimum of 100 Shares each time you choose to purchase Shares, except to purchase the remaining Shares available to you.

         The Option is issued in accordance with and is subject to and conditioned upon all of the terms and conditions of the Plan (a copy of which in its present form is attached hereto), as from time to time amended, provided, however, that no future amendment or termination of the Plan shall, without your consent, alter or impair any of your rights or obligations under the Option. Reference is made to the terms and conditions of the Plan, all of which are incorporated by reference herein as if fully set forth herein.

         Unless at the time of the exercise of the Option a registration statement under the Securities Act of 1933, as amended (the "Act") is in effect as to the Shares, any Shares purchased by you upon the exercise of the Option shall be acquired for investment and not for sale or distribution, and if the Company so requests, upon any exercise of the Option, in whole or in part, you will execute and deliver to the Company a certificate to such effect. The Company shall not be obligated to issue any Shares pursuant to the Option if, in the opinion of counsel to the Company, the Shares to be so issued are required to be registered or otherwise qualified under the Act or under any other applicable statute, regulation or ordinance affecting the sale of securities, unless and until such Shares have been so registered or otherwise qualified.

         You understand and acknowledge that, under existing law, unless at the time of the exercise of the Option a registration statement under the Act is in effect as to the Shares (i) any Shares purchased by you upon exercise of the Option may be required to be held indefinitely unless such Shares are subsequently registered under the Act or an exemption from such registration is available; (ii) any sales of such Shares made in reliance upon Rule 144 promulgated under the Act may be made only in accordance with the terms and conditions of that Rule (which, under certain circumstances, restrict the number of Shares which may be sold and the manner in which Shares may be sold); (iii) in the case of securities to which Rule 144 is not applicable, compliance with Regulation A promulgated under the Act or some other disclosure exemption will be required; (iv) certificates for Shares to be issued to you hereunder shall bear a legend to the effect that the Shares have not been registered under the Act and that the Shares may not be sold, hypothecated or otherwise transferred in the absence of an effective registration statement under the Act relating thereto or an opinion of counsel satisfactory to the Company that such registration is not required; (v) the Company will place an appropriate "stop transfer" order with its transfer agent with respect to such Shares; and (vi) the Company has undertaken no obligation to register the Shares or to include the Shares in any registration statement which may be filed by it subsequent to the issuance of the Shares to you. In addition, you understand and acknowledge that the Company has no obligation to you to furnish information necessary to enable you to make sales under Rule 144.

         The Option (or installment thereof) is to be exercised by delivering to the Company a written notice of exercise in the form attached hereto as Exhibit A, specifying the number of Shares to be purchased, together with payment of the purchase price of the Shares to be purchased. The purchase price is to be paid in cash or certified check.


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
         Would you kindly evidence your acceptance of the Option and your agreement to comply with the provisions hereof and of the Plan by executing this letter under the words "Agreed To and Accepted."

                                         Very truly yours,

                                         INFOCAST CORPORATION

                                         By: ___________________________________
                                             Name:
                                             Title:

AGREED TO AND ACCEPTED:

-----------------------
[Optionee]



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
                                    Exhibit A


Infocast Corporation
1 Richmond Street West
Toronto, Ontario  M5H 3W4

Gentlemen:

         Notice is hereby given of my election to purchase _____ shares of Common Stock, $.001 par value (the "Shares"), of Infocast Corporation, at a price of $____ per Share, pursuant to the provisions of the stock option granted to me as of February 8, 1999, under the Company's 1998 Stock Option Plan. Enclosed in payment for the Shares is:

                    ----
                   /___/   my check in the amount of $________.

         The  following   information   is  supplied  for  use  in  issuing  and
registering the Shares purchased hereby:

                  Number of Certificates
                     and Denominations               ___________________

                  Name                               ___________________

                  Address                            ___________________

                                                     -------------------

                  Social Security Number             ___________________


Dated:   _______________, ____

                                                     Very truly yours,


                                                     --------------------------
                                                     [Optionee]



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